John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP REPORTS 2010 FIRST QUARTER RESULTS

-- Over-Subscribed Stock Offering Enhances Capital Available for Growth --
-- Mortgage Warehouse Lending Business Launched --
-- Loan Demand and Deposits Increase --

New York, N.Y., April 27, 2010 – Sterling Bancorp (NYSE: STL), a financial holding company headquartered in New York City and the parent company of Sterling National Bank, today announced results for the first quarter ended March 31, 2010 that were highlighted by profitable performance, an over-subscribed common stock offering and growth in its core business.

Financial Highlights

•	Continued profitability – Net income available to common shareholders was $1.9 million, or $0.10 per diluted share, for the first quarter ended March 31, 2010.

•

Growth from acquisition initiative – Sterling continues to benefit from its acquisition in the 2009 second quarter of an accounts receivable management, factoring and import trade finance business, now known as Sterling Trade Capital. Due to the expansion of the acquired business and the growth of the Company’s existing factoring operations, fees from this category rose 58% in the first quarter.

•

Rising loan demand – New credit facility approvals exceeded $66 million for the first quarter. Total loans in portfolio rose to $1.2 billion at March 31, 2010. The Company believes it is well-positioned to gain market share in its core lending business from competing financial institutions that have shifted their focus away from Sterling’s market.

•	Credit quality improves – The level of nonaccrual loans decreased for the third consecutive quarter and has declined by $3.4 million since the second quarter of 2009.

•

Significant demand deposit increase – Demand deposits at March 31, 2010, were $509.5 million, up 11.4% from a year ago, representing 31.6% of total deposits, one of the highest ratios in the banking industry.

•	Strong net interest margin – The Company’s funding strategies continued to produce a high net interest margin relative to industry peers, at 4.37% on a tax-equivalent basis.

Business Highlights and Strategic Initiatives

•

Over-subscribed stock offering raises gross proceeds of $69 million – Sterling successfully completed a public offering on March 19, 2010 of 8.625 million common shares at a price to the public of $8.00 per share. Due to significant investor demand, the size of the offering was increased from the originally announced 5.1 million common shares. The proceeds of the offering contributed to an increase of nearly 41% in shareholders’ equity since December 31, 2009, to reach $228.2 million at the end of the 2010 first quarter. Already considered a well-capitalized institution, Sterling’s capital ratios were further enhanced as the tangible common equity ratio rose to 7.58% at March 31, 2010 from 4.59% at December 31, 2009. Sterling previously announced that it may use the proceeds, among other things, to support the growth of its business, both organically and through acquisitions.

•

Deploying Capital for Growth – Reflecting its strategies to deploy the capital raised in the recent stock offering, the Company recently announced plans to launch a mortgage warehouse lending business to finance the residential loans of qualified mortgage banking firms. The new Sterling Warehouse Lending Group will concentrate primarily on warehouse facilities secured by Fannie Mae, Freddie Mac and FHA residential loans, and is a natural extension of Sterling’s well-established expertise in both asset-based lending and mortgage banking.

Management Comments

“Sterling’s performance for the first quarter of 2010 reflected progress on many levels. We experienced strong loan demand and deposit growth. Our cost-effective funding base of noninterest-bearing demand deposits again contributed to a high net interest margin. Noninterest income benefitted from higher accounts receivable management, factoring and import trade financing fees, as our strategies led to growth in both our existing and acquired businesses. We also see encouraging signs of a continued improvement in credit quality,” said Louis J. Cappelli, Sterling’s Chairman and Chief Executive Officer.

“We believe that current economic conditions offer a unique window of opportunity, as businesses begin to recover from the recession and seek a strong bank with the capacity and commitment to meet their needs. Our recent successful common stock offering, which raised gross proceeds of $69 million, further strengthened the capital resources available to pursue such opportunities. In addition, by substantially increasing the Company’s market capitalization and providing greater trading liquidity in our stock, the offering should increase Sterling’s appeal to investors and result in greater shareholder value over the long term.”

“Strategic efforts are underway to build on our increased capital foundation. The formation of our new mortgage warehouse lending business is a clear example of this commitment to deploy capital in a safe, sound and productive manner. We also have demonstrated our successful ability to integrate and enhance acquired businesses. We are in a strong position to build our business profitably and will continue to seek growth opportunities through extensions of our existing services, selected value-added acquisitions, and the addition of talented professionals to our team,” Mr. Cappelli stated.

First Quarter 2010 Financial Results

Net income available to common shareholders for the first quarter of 2010 was $1.9 million, or $0.10 per diluted share, compared to $2.8 million, or $0.15 per diluted share, for the first quarter of 2009. These results reflected sharply higher noninterest income excluding security gains, a lower provision for loan losses, and lower discount accretion on Series A preferred shares. Offsetting these benefits were lower net interest income and securities gains, while noninterest expenses increased largely due to costs associated with the expansion of the Company’s business and higher FDIC deposit insurance costs. Earnings per share in the 2010 period reflected the impact of an increase in the average number of common shares outstanding due to Sterling’s stock offering completed on March 19, 2010.

Net interest income, on a tax-equivalent basis, was $20.4 million for the 2010 first quarter, compared to $21.5 million for the 2009 period. The benefit of lower cost of funding was offset by lower yields on loans, largely due to the continued planned reduction in the leasing portfolio, as well as lower yields and balances on investment securities. Net interest margin was 4.37% for the 2010 first quarter, on a tax-equivalent basis, down 13 basis points from the same period of 2009.

Noninterest income excluding security gains increased 24% from the year-ago period. This primarily reflected higher accounts receivable management, factoring and import trade finance fees, due to Sterling’s expansion of that business through acquisition in April 2009, as well as organic growth. This was partially offset by lower mortgage banking income. Noninterest income including security gains rose to $11.1 million for the 2010 first quarter, from $10.8 million a year ago.

Noninterest expenses were $21.3 million for the 2010 first quarter, compared to $20.1 million a year ago. The increase was due to the impact of the acquisition in the second quarter of 2009 of the business now known as Sterling Trade Capital, coupled with higher employee benefit, advertising and FDIC deposit insurance costs. Partially offsetting those increases was a reduction in incentive compensation expense.

The provision for income taxes was $1.1 million for the 2010 first quarter, compared to $2.3 million for the same period of 2009.

Loans and Deposits

Total loans held in portfolio were $1.2 billion at March 31, 2010. Excluding lease financing receivables, loans held in portfolio increased 11.3% from a year ago. Sterling extended in excess of $66 million in new credit facilities during the 2010 first quarter.

The Company believes its strong liquidity provides capacity for further loan growth, as the ratio of portfolio loans to deposits was approximately 74.0% at March 31, 2010.

Mr. Cappelli noted, “Sterling has continued to gain market share in our targeted businesses, in contrast to the financial institutions that curtailed their services due to consolidation, capital constraints or recessionary pressures. We have continued to serve creditworthy customers during the downturn, and thus expect to be a lender of choice for many borrowers as the cycle turns positive. The vast majority of the potential credit transactions in our pipeline have come from clients of other financial institutions that have shifted their focus and are no longer adequately serving this market.”

Noninterest bearing demand deposits totaled $509.5 million at March 31, 2010, an 11.4% increase from a year ago, and represented 31.6% of total deposits, one of the highest ratios of demand to total deposits in the industry. Total deposits were $1.6 billion at March 31, 2010.

Asset Quality

The provision for loan losses declined to the lowest level of the past five quarters, at $6.0 million for the 2010 first quarter, compared to nearly $8.0 million for the 2009 fourth quarter. Net charge-offs were $5.9 million for the 2010 first quarter, compared to $7.0 million for the 2009 fourth quarter. The allowance for loan losses as a percent of nonaccrual loans was 115.8% at March 31, 2010, an improvement in coverage from 110.5% at December 31, 2009.

Nonaccrual loans have decreased in every quarter since the second quarter of 2009. The level of nonaccrual loans was $17.2 million at March 31, 2010, compared to $18.0 million at December 31, 2009. The ratio of nonaccrual loans to total loans was 1.42% at March 31, 2010, versus 1.46% at December 31, 2009.

Capital

Sterling’s capital base, which previously exceeded all regulatory requirements for well-capitalized institutions, was further strengthened by the capital raise completed on March 19, 2010. The tangible common equity ratio rose to 7.58% at March 31, 2010 from 4.59% at December 31, 2009. Book value per common share increased to $7.00 at March 31, 2010 from $6.73 at December 31, 2009.

At March 31, 2010, Sterling’s Tier 1 risk-based capital ratio was 15.73% (compared to a requirement of 6.00%), total risk-based capital was 16.98% (requirement of 10.00%), and the Tier 1 leverage ratio was 11.74% (requirement of 5.00%).

Conference Call

Sterling Bancorp will host a teleconference call for the financial community on April 27, 2010, at 10:00 a.m. Eastern Daylight Time to discuss the first quarter 2010 financial results. To access the conference call live, interested parties may dial 800-230-1059 at least 10 minutes prior to the call.

A replay of the conference call will be available beginning at approximately 1:00 p.m. Eastern Daylight Time on April 27, 2010, until 11:59 p.m. Eastern Daylight Time on May 11, 2010. To access the replay by telephone, interested parties may dial 800-475-6701 and enter the Access Code 154461.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets exceeding $2 billion. Since 1929, Sterling National Bank, the company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions – including working capital lines, accounts receivable and inventory financing, factoring, international trade financing, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages and trust and custodial account services.

Certain statements in this press release, including but not limited to, statements as to future events, future liquidity, future interest rate risk and operating expenses, statements concerning future results of operations, financial position or dividends, and plans and objectives for future operations, future capital, future liquidity and future growth, statements concerning the economic environment and credit quality, and the Company’s position for future growth and ability to benefit from an economic recovery, and other statements contained herein regarding matters that are not historical facts, are “forward-looking statements” as defined in the Securities Exchange Act of 1934. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. The Company’s actual results and financial position may differ materially from the anticipated results and financial condition indicated in or implied by these forward-looking statements, and the Company makes no commitment to update or revise forward-looking statements to reflect new information or subsequent events or changes in expectations. For a discussion of some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements and Factors that Could Affect Future Results” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

#   #   #

STERLING BANCORP
Consolidated Financial Highlights
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,

	2010	2009

BALANCE SHEET HIGHLIGHTS
Period End Balances
Investment securities	$762,694	$651,644
Loans held for sale	20,885	44,830
Loans held in portfolio, net of unearned discount	1,195,042	1,158,301
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	8,032	9,330
Total earning assets	2,033,310	1,879,719
Allowance for loan losses	19,963	17,158
Total assets	2,194,314	2,101,310
Demand deposits	509,453	457,277
Savings, NOW and money market deposits	562,688	565,843
Time deposits	541,901	322,363
Customer repurchase agreements	21,060	43,584
Other short-term borrowings	19,137	269,735
Long-term borrowings	145,774	175,774
Shareholders’ equity	228,164	159,160

Average Balances
Investment securities	$696,197	$740,098
Loans held for sale	26,845	33,443
Loans held in portfolio, net of unearned discount	1,132,255	1,127,728
Federal Reserve Bank and Federal Home Loan Bank stock	8,467	9,953
Total earning assets	1,907,129	1,923,202
Total assets	2,070,448	2,075,224
Demand deposits	468,676	416,180
Savings, NOW and money market deposits	592,583	583,378
Time deposits	452,645	328,393
Customer repurchase agreements	50,525	74,700
Other short-term borrowings	44,837	226,282
Long-term borrowings	155,455	175,774
Shareholders’ equity	171,249	157,533

ASSET QUALITY HIGHLIGHTS
Period End
Net charge-offs	$5,870	$4,997
Nonaccrual loans	17,239	16,188
Other real estate owned	874	1,423
Nonperforming assets	18,113	17,611
Nonaccrual loans/loans (1)	1.42%	1.35%
Nonperforming assets/assets	0.83%	0.84%
Allowance for loan losses/loans (2)	1.67%	1.48%
Allowance for loan losses/nonaccrual loans	115.80%	105.99%

CAPITAL RATIOS
Period End
Tier 1 risk based	15.73%	12.37%
Total risk based	16.98%	13.57%
Leverage	11.74%	8.66%
Book value per common share	$7.00	$6.59

(1)  The term “loans” includes loans held for sale and loans held in portfolio.

(2)  The term “loans” includes loans held in portfolio only.

STERLING BANCORP
Consolidated Balance Sheets
(Unaudited)
(in thousands, except number of shares)

	March 31,

	2010	2009

ASSETS
Cash and due from banks	$29,315	$30,635
Interest-bearing deposits with other banks	46,657	15,614

Investment securities
Available for sale (at estimated fair value)	425,339	345,539
Held to maturity (at amortized cost)	337,355	306,105

Total investment securities	762,694	651,644

Loans held for sale	20,885	44,830

Loans held in portfolio, net of unearned discounts	1,195,042	1,158,301
Less allowance for loan losses	19,963	17,158

Loans held in portfolio, net	1,175,079	1,141,143

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	8,032	9,330

Customers’ liability under acceptances	928	230
Goodwill	22,901	22,901
Premises and equipment, net	11,556	10,327
Other real estate	874	1,422
Accrued interest receivable	7,576	7,037
Cash surrender value of life insurance policies	49,537	46,926
Other assets	58,280	119,271

	$2,194,314	$2,101,310

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Demand	$509,453	$457,277
Savings, NOW and money market	562,688	565,843
Time	541,901	322,363

Total deposits	1,614,042	1,345,483

Securities sold under agreements to repurchase - customers	21,060	43,584
Federal funds purchased	0	45,000
Commercial paper	15,847	11,381
Short-term borrowings - FRB	0	210,000
Short-term borrowings - other	3,290	3,354
Long-term borrowings - FHLB	120,000	150,000
Long-term borrowings - subordinated debentures	25,774	25,774
Acceptances outstanding	928	230
Accrued interest payable	1,556	1,956
Due to factored clients	88,471	53,327
Accrued expenses and other liabilities	75,182	52,061

Total liabilities	1,966,150	1,942,150

Shareholders’ equity	228,164	159,160

	$2,194,314	$2,101,310

MEMORANDA
Available for sale securities - amortized cost	$424,118	$345,081
Held to maturity securities - estimated fair value	345,649	313,730
Shares outstanding
Common issued	31,138,545	22,226,425
Common in treasury	4,297,782	4,119,934

NOTE: Certain reclassifications have been made to prior period’s financial data to conform to current financial statement presentations.

STERLING BANCORP
Consolidated Statements of Income
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,

	2010	2009

INTEREST INCOME
Loans	$16,511	$17,552
Investment securities - available for sale	2,953	5,470
Investment securities - held to maturity	4,412	3,534
FRB and FHLB stock	121	19
Deposits with other banks	19	10

Total interest income	24,016	26,585

INTEREST EXPENSE
Savings, NOW and money market deposits	965	1,125
Time deposits	1,675	2,166
Securities sold u/a/r - customers	61	115
Federal funds purchased	4	34
Commercial paper	13	23
Short-term borrowings - FHLB	0	11
Short-term borrowings - FRB	9	99
Short-term borrowings - other	0	1
Long-term borrowings - FHLB	871	1,122
Long-term subordinated debentures	523	523

Total interest expense	4,121	5,219

Net interest income	19,895	21,366
Provision for loan losses	6,000	6,200

Net interest income after provision for loan losses	13,895	15,166

NONINTEREST INCOME
Accounts receivable management/ factoring commissions and other fees	5,127	3,243
Service charges on deposit accounts	1,473	1,383
Trade finance income	492	405
Other customer related service charges and fees	155	274
Mortgage banking income	1,677	2,106
Trust fees	84	139
Income from life insurance policies	264	259
Securities gains	1,502	3,065
Gain/(Loss) on sale of OREO	13	(2)
Other income	315	(68)

Total noninterest income	11,102	10,804

NONINTEREST EXPENSES
Salaries	9,658	9,989
Employee benefits	3,504	2,677

Total personnel expense	13,162	12,666
Occupancy and equipment expenses, net	2,540	2,672
Advertising and marketing	1,006	654
Professional fees	1,353	1,123
Communications	348	431
Deposit insurance	754	351
Other expenses	2,173	2,155

Total noninterest expenses	21,336	20,052

Income before income taxes	3,661	5,918
Provision for income taxes	1,098	2,306

Net income	2,563	3,612
Dividends on preferred shares and accretion	636	842

Net income available to common shareholders	$1,927	$2,770

STERLING BANCORP
Consolidated Statements of Income
(Unaudited)
(dollars in thousands, except per share data)

(continued)

	Three Months Ended March 31,

	2010	2009

Average number of common shares outstanding
Basic	19,208,189	18,100,407
Diluted	19,212,768	18,277,196

Net income available to common shareholders per average common share
Basic	$0.10	$0.15
Diluted	0.10	0.15

Dividends per common share	0.09	0.19

STERLING BANCORP
Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended March 31,

	2010	2009

Net income	$2,563	$3,612

Other comprehensive income, net of tax:
Unrealized holding gains on securities arising during the period	1,214	21

Reclassification adjustment for securities (gains) included in net income	(820)	(1,674)

Amortization of:
Prior service cost	9	9
Net actuarial losses	413	354

Comprehensive income	$3,379	$2,322

STERLING BANCORP
Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)
(in thousands)

	Three Months Ended March 31,

	2010	2009

Balance, at beginning of period	$161,950	$160,480
Net income for period	2,563	3,612
Common shares issued	64,865	0
Common shares issued under stock incentive plan and related tax benefits	1,477	209
Stock option and restricted stock compensation expense	36	33
Cash dividends-Common shares	(1,630)	(3,437)
Cash dividends-Preferred shares	(525)	(303)
Surrender of shares issued under incentive compensation plan	(1,388)	(144)
Change in net unrealized holding gains on securities	1,214	21
Reclassification adjustment for securities (gains) included in net income	(820)	(1,674)
Amortization of:
Prior service cost	9	9
Net actuarial losses	413	354

Balance, at end of period	$228,164	$159,160

STERLING BANCORP
Average Balance Sheets [1]
(Unaudited)
(dollars in thousands)

	Three Months Ended

	March 31, 2010			March 31, 2009

	AVERAGE BALANCE	INTEREST	AVERAGE RATE	AVERAGE BALANCE	INTEREST	AVERAGE RATE

Assets
Interest-bearing deposits with other banks	$43,365	$19	0.17%	$11,980	$10	0.35%

Investment securities - available for sale	292,343	2,734	3.74	418,378	5,255	5.03
Investment securities - held to maturity	312,199	3,716	4.76	297,558	3,523	4.74
Investment securities - tax exempt [2]	91,655	1,408	6.15	24,162	352	5.83

Total investment securities	696,197	7,858	4.52	740,098	9,130	4.94

FRB and FHLB stock [2]	8,467	122	5.74	9,953	20	0.82
Loans, net of unearned discount [3]	1,159,100	16,511	5.98	1,161,171	17,552	6.19

Total Interest-Earning Assets [2]	1,907,129	24,510	5.28%	1,923,202	26,712	5.63%

Cash and due from banks	35,588			32,423
Allowance for loan losses	(22,158)			(16,890)
Goodwill	22,901			22,901
Other	126,988			113,588

Total Assets	$2,070,448			$2,075,224

Liabilities and Shareholders’ Equity
Interest-bearing deposits
Domestic
Savings	$18,454	3	0.07%	$18,217	6	0.14%
NOW	249,671	225	0.37	227,027	168	0.30
Money market	324,458	737	0.92	338,134	951	1.14
Time	452,065	1,673	1.50	327,815	2,164	2.68
Foreign
Time	580	2	1.09	578	2	1.09

Total Interest-Bearing Deposits	1,045,228	2,640	1.02	911,771	3,291	1.46

Borrowings
Securities sold u/a/r - customers	50,525	61	0.49	74,700	115	0.63
Federal funds purchased	11,200	4	0.14	57,507	34	0.23
Commercial paper	16,404	13	0.31	11,877	23	0.78
Short-term borrowings - FHLB	0	0	0.00	13,833	11	0.31
Short-term borrowings - FRB	15,000	9	0.25	141,611	99	0.28
Short-term borrowings - other	2,233	0	0.00	1,454	1	0.17
Long-term borrowings - FHLB	129,681	871	2.72	150,000	1,122	3.03
Long-term borrowings - sub debt	25,774	523	8.38	25,774	523	8.38

Total Borrowings	250,817	1,481	2.39	476,756	1,928	1.64

Total Interest-Bearing Liabilities	1,296,045	4,121	1.29%	1,388,527	5,219	1.52%

Noninterest-bearing demand deposits	468,676			416,180
Other liabilities	134,478			112,984

Total Liabilities	1,899,199			1,917,691
Shareholders’ equity	171,249			157,533

Total Liabilities and Shareholders’ Equity	$2,070,448			$2,075,224

Net interest income/spread [2]		20,389	3.99%		21,493	4.11%

Net yield on interest-earning assets [2]			4.37%			4.50%

Less: Tax-equivalent adjustment		494			127

Net interest income		$19,895			$21,366

[1]

The average balances of assets, liabilities and shareholders’ equity are computed on the basis of daily averages. Average rates are presented on a tax-equivalent basis. Certain reclassifications have been made to prior period amounts to conform to current presentation.

[2]	Interest and/or average rates are presented on a tax-equivalent basis.

[3]	Includes loans held for sale and loans held in portfolio; all loans are domestic. Nonaccrual loans are included in amounts outstanding and income has been included to the extent earned.

STERLING BANCORP
Rate/Volume Analysis [1]
(Unaudited)
(in thousands)

	Increase/(Decrease) Three Months Ended March 31, 2010

	Volume	Rate	Net [2]

INTEREST INCOME
Interest-bearing deposits with other banks	$16	$(7)	$9

Investment securities - available for sale	(1,362)	(1,159)	(2,521)
Investment securities - held to maturity	177	16	193
Investment securities - tax exempt	1,036	20	1,056

Total investment securities	(149)	(1,123)	(1,272)

FRB and FHLB stock	(3)	105	102

Loans, net of unearned discounts [3]	(53)	(988)	(1,041)

TOTAL INTEREST INCOME	$(189)	$(2,013)	$(2,202)

INTEREST EXPENSE
Interest-bearing deposits
Domestic
Savings	$0	$(3)	$(3)
NOW	17	40	57
Money market	(37)	(177)	(214)
Time	655	(1,146)	(491)
Foreign
Time	0	0	0

Total interest-bearing deposits	635	(1,286)	(651)

Borrowings
Securities sold under agreements to repurchase - customers	(32)	(22)	(54)
Federal funds purchased	(20)	(10)	(30)
Commercial paper	7	(17)	(10)
Short-term borrowings - FHLB	(11)	0	(11)
Short-term borrowings - FRB	(81)	(9)	(90)
Short-term borrowings - other	0	(1)	(1)
Long-term borrowings - FHLB	(143)	(108)	(251)
Long-term borrowings - subordinated debentures	0	0	0

Total borrowings	(280)	(167)	(447)

TOTAL INTEREST EXPENSE	$355	$(1,453)	$(1,098)

NET INTEREST INCOME	$(544)	$(560)	$(1,104)

[1]	This table is presented on a tax-equivalent basis.

[2]

Changes in interest income and interest expense due to a combination of both volume and rate have been allocated to the change due to volume and the change due to rate in proportion to the relationship of change due solely to each. The change in interest expense for short-term borrowings-FHLB has been allocated entirely to the volume variance.

[3]	Includes loans held for sale and loans held in portfolio; all loans are domestic. Nonaccrual loans are included in amounts outstanding, and income has been included to the extent earned.

STERLING BANCORP
Reconciliation of Tangible Assets and
Tangible Common Equity
(Unaudited)
(dollars in thousands)

This press release contains certain supplemental financial information, described in the following table, which has been determined by methods other than U. S. generally accepted accounting principles (“GAAP”). This non-GAAP financial measure provides useful supplemental information to both management and investors in evaluating Sterling’s capital position. Tangible common equity represents shareholders’ equity less preferred equity, goodwill and other intangibles. Tangible assets are equal to total assets less goodwill and other intangibles. Tangible common equity ratio is calculated by dividing tangible common equity by tangible assets. This non-GAAP measure should not be considered a substitute for GAAP basis measures and results, and Sterling strongly encourages investors to review its consolidated statements in their entirety and not to rely on any single financial measure. Non-GAAP financial measures are not standardized, and, therefore, it may not be possible to compare this financial measure with other companies’ non-GAAP financial measures that may have the same or similar names.

	March 31,

	2010	2009

Tangible common equity

Total shareholders’ equity	$228,164	$159,160
Less:
Preferred equity	40,224	39,758
Goodwill and intangible assets	23,451	22,901

Total tangible common equity	$164,489	$96,501

Tangible assets

Total assets	$2,194,314	$2,101,310
Less:
Goodwill and intangible assets	23,451	22,901

Total tangible assets	$2,170,863	$2,078,409

Tangible common equity ratio	7.58%	4.64%

		December 31, 2009

Tangible common equity

Total shareholders’ equity		$161,950
Less:
Preferred equity		40,113
Goodwill and intangible assets		23,589

Total tangible common equity		$98,248

Tangible assets

Total assets		$2,165,609
Less:
Goodwill and intangible assets		23,589

Total tangible assets		$2,142,020

Tangible common equity ratio		4.59%